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                                                                   EXHIBIT 10.5

                          RIGHT-OF-OCCUPANCY AGREEMENT

This Right of Occupancy Agreement, made as of the 10th day of June, 1998, between NEW YORK STATE ELECTRIC & GAS CORPORATION, a corporation organized and existing under the laws of the State of New York, having offices for the transaction of business at 4500 Vestal Pkwy East, Binghamton, New York 13902 (hereinafter called "NYSEG") and TELERGY East, LLC, organized and existing under the laws of the State of New York, having offices for the transaction of business at One Telergy Parkway, East Syracuse, New York 13057 (hereinafter called "TELERGY East").

      In consideration of the sum of one dollar lawful money of the United States of America by each in hand paid to the other, receipt of which is hereby acknowledged, and of the mutual promises and covenants contained herein, TELERGY East and NYSEG intending to be bound, agree as follows:

                                    ARTICLE I
                               SCOPE OF AGREEMENT

      Subject to the terms and conditions of this Agreement, NYSEG hereby grants to TELERGY East for its own use, unless otherwise provided pursuant to the terms of this Agreement, anon-exclusive Right-of-Occupancy, revocable only in accordance with the terms and provisions of this Agreement, to install TELERGY East's Backbone Network, Spurs and Facilities using NYSEG's Rights-of-Way, poles, towers, abandoned gas and propane pipeline, Conduit and ducts (hereinafter collectively "Right-of-Way"), which specific Right-of-Way shall be defined by the parties as set forth in this Agreement; provided, however, NYSEG shall apportion to TELERGY East only such real property rights that it currently has or subsequently acquires and which it can lawfully apportion or, in the case where NYSEG owns its rights-of-way in fee, such grants to TELERGY East as may be legally permissible) to TELERGY East and the rights to be apportioned and/or granted to TELERGY East are personal to TELERGY East and are not transferable or re-apportionable by TELERGY East and shall not inure to the benefit of TELERGY East's successors and assigns, except as provided in the LLC Operating Agreement of even date or with the prior written consent of NYSEG (and, if necessary, the consent of the Public Service Commission), it being the specific understanding of the parties that the rights to be apportioned hereunder are being apportioned and/or granted by NYSEG to TELERGY East in the nature of a quitclaim transfer and that TELERGY East and not NYSEG shall bear the risk that Telergy East is legally entitled to enter upon, occupy and use NYSEG Rights-of-Way, poles, towers, Conduits, ducts and abandoned gas and propane air pipelines for the purposes stated herein, and that TELERGY East specifically agrees to indemnify NYSEG for all damages, costs, fees, penalties, including reasonable attorney fees, and for any punitive or exemplary damages that might be imposed as a result of the occupancy by TELERGY East of NYSEG Rights-of-Way, poles, towers, Conduits, ducts and abandoned gas and propane air pipelines pursuant to this Agreement; and further provided, that any new Right-of-Way, poles, towers, Conduits, ducts or additional abandoned gas or propane air


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pipelines that NYSEG may in the future obtain, possess or control shall also become subject to the terms of this Agreement.

                                   ARTICLE II
                                   DEFINITIONS

      "Agreement" shall mean this Right-of-Occupancy Agreement entered into herein between NYSEG and TELERGY East and as the same may be amended, modified and supplemented from time to time. Words such as "herein," "hereafter," "hereof," "hereto," "hereby," and "hereunder" when used with reference to this Agreement refer to this Agreement as a whole unless the context otherwise requires.

      "Approved Plans" shall mean plans which have been reviewed and approved by NYSEG.

      "Backbone Network" shall mean the initial path of the Fiber Optic Network between Binghamton and Auburn, including cable of approximately 100 strands to be installed overhead pursuant to this Agreement, which will connect to the Ithaca and Binghamton and other Spurs,. primarily using NYSEG poles and towers.

      "Bankruptcy" with respect to any principles of TELERGY East or NYSEG shall mean the happening of any of the following:

      A. The filing of an application for, or consent to, the appointment by a Federal District Court of a Trustee over all or substantially all of its assets;

      B. The filing of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing its inability to pay its debts as they become due;

      C. The making of a general assignment for the benefit of creditors;

      D. The filing of an answer admitting the material allegations of, or its consenting to, or defaulting in answering, a bankruptcy petition filed against it in any bankruptcy proceeding; or

      E. The entry of an order, judgment, or decree by any court of competent jurisdiction adjudicating TELERGY East or NYSEG or any Parent of either bankrupt or appointing a Trustee over its assets, and such order, judgment, or decree continuing unstayed and in effect for a period of sixty (60) consecutive days.

      "Binghamton Spur" shall mean a Spur off the Backbone Network to be constructed and installed in NYSEG Right-of-Way to a point at or near [***].

      "Conduit" shall mean an individual pipe, tube or duct forming an enclosed raceway for cable and/or conductors, also referred to as "duct," which may be owned by NYSEG or installed by TELERGY East in NYSEG Right-of-way along its electric or gas distribution or transmission systems and which may contain multiple innerducts; provided, however, natural gas and/or propane air pipelines, except abandoned gas or propane air lines, shall not be considered to fall within the


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CONFIDENTIAL
[***] Confidential treatment has been requested with respect to material omitted on this page. The omitted portions have been filed separately with the Securities and Exchange Commission.
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definition of a Conduit and further provided, however, that Rights-of-Way along the path of natural gas and propane air pipelines shall fall within the definition of "Right-of-Way."

      "Cornell Project" shall mean an ADSL resale application and any necessary extension off the Backbone Network that may be required to be installed in NYSEG Right-of-Way or Facilities in connection with Telergy's provisioning of ADSL services.

      "Easement" shall mean an easement in gross and/or the highest lesser real property Right- of-Occupancy or use permitted to be apportioned or granted to Telergy So Tier and which shall be consistent with the nature of NYSEG 's interest in and to its Rights-of-Way.

      "Electric Towers" shall mean metal and/or wood structures used for the attachment of electrical transmission lines.

      "Entry Notice" shall mean such notice as set forth in Paragraph 6.10.

      "Facilities" when applied to property of or installed by or on behalf of TELERGY East in, on, upon, under, across, along and through the Right-of-Occupancy shall mean any transmission systems designed to carry communications traffic and include Conduit installed by Telergy East, innerducts, trace wire, carrier pipes, cables, fibers, junctions, regenerators, power sources, fault alarm systems, electronics, structures or shelters, towers, satellite earth stations and all other personal property necessary for or useful to the construction, installation, operation, maintenance, repair, reinstallation, replacement, relocation and removal of the Fiber Optic Network.

      "Fiber Optic Network" shall mean the TELERGY East network, including the Backbone Network and an spurs, loops or extensions thereto excluding the Cornell Project, whether heretofore or hereafter conceived, invented or developed, which primarily utilizes optical fiber as the medium for transmitting voice communications and/or other information or data and which is located within NYSEG's Right-of-Way utilized under this Agreement, excluding the Cornell Project.

      "Fiber Optic Ground Wire" or F.O.G. wire shall mean static wire containing optical fibers.

      "Initial Term" shall mean the initial twenty-five (25) year period of this Agreement.

      "Ithaca Spur" shall mean an extension off the Backbone Network to be constructed and installed in NYSEG Right-of-Way connecting to Cornell and extending on to connect two points at or near Bell Atlantic POPS.

      "TELERGY East" shall mean the limited liability company, which is a party to this Agreement and is granted permission by NYSEG in accordance with the terms and conditions of this Agreement to place its Fiber Optic Network and Facilities using NYSEG 's Right-of-Way and which is responsible for compliance with NYSEG 's regulations and/or standards as well as all legal and other regulatory or governmental rules, regulations and orders in performing activities contemplated by this Agreement.


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      "Make-Ready Work" shall mean all work including but not limited to the rearrangement of existing facilities, rodding of duct, and similar installation required to accommodate the installation of TELERGY East's Backbone Network and spurs, loops or extensions thereto, including the Cornell Project, in accordance with this Agreement.

      "NYSEG " shall mean New York State Electric and Gas Corporation, which is a party to this Agreement.

      "NYSEG Capacity" shall mean the dark fiber strands set forth below in
Article 5.1, which dark fiber shall be provided to by TELERGY East in consideration for the Right-of-Occupancy conferred by this Agreement.

      "NYSEG Standards" shall mean all rules, regulations and procedures that shall govern Telergy East's activities under this Agreement, which standards shall be attached hereto as Exhibit "A".

      "NYSEG System" shall mean NYSEG's Right-of-Way and electric, natural gas and propane air transmission and distribution systems.

      "Pre-Construction Survey" shall mean the work operations to be performed in order to process an application for a Right-of-Occupancy to the point just prior to performing any necessary Make-Ready Work. There are three elements of Pre-Construction Survey:

      A. engineering (planning) record search to determine span capacity of conduit or gas system,

      B. field inspection of the existing facilities to verify available space and determine Make-Ready Work order, and

      C. administrative effort required to process the application and prepare Make-Ready Work order.

      "Property Drawings" shall mean the NYSEG Right-of-Way drawings, plan and profile drawings for the use of Right-of-Way within which TELERGY East has been granted a Right-of-Occupancy, in accordance with the terms and conditions of this Agreement.

      "Regenerator" shall mean a facility which receives, regenerates, and retransmits a digital telecommunications transmission signal, together with attendant equipment and structures, including power sources.

      "Right of Occupancy" shall mean Telergy East's right to place its Fiber Optic Network and Facilities for the Backbone Network and any spurs, loops or extensions thereto including the Cornell Project in NYSEG's Right-of-Way as defined below in accordance with and as defined by the terms and conditions of this Agreement. A Right-of-Occupancy under this Agreement shall not provide TELERGY East with any ownership interest in NYSEG 's real property or Right-of-Way.

      "Right-of-Way" shall mean the area of NYSEG-owned, -operated, or -controlled property for an electric or gas distribution or transmission line, Conduit, pole, tower, or facilities, abandoned


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gas and propane pipeline and other NYSEG gas or electric as well as access to
Rights-of-Way or easements along the path of any NYSEG natural gas or propane air pipeline as well as access to Rights-of-Way that may be acquired by NYSEG within and outside of New York State subsequent to the date of this Agreement.

      "Spur" shall mean any extension off the Backbone Network, and shall include laterals, loops and spurs constructed or installed in NYSEG's Right-of-Way, excluding the Cornell Project.

      "System" shall mean Telergy East's Fiber Optic Network, as is heretofore or hereafter conceived, invented or developed by TELERGY East, and which primarily utilizes optical fiber as the means for transmitting voice, data or video and/or other information pursuant to this Right-of-Occupancy Agreement. "Term" shall mean the Initial Term and any extensions thereof.

      "Tower Sites" shall mean those areas on the Right-of-Way on which towers or earth satellites are located.

      "Working Day" shall mean any day other than a Saturday, a Sunday or a Federal or New York State holiday.

                                   ARTICLE III

                         RIGHT-OF-OCCUPANCY DESIGNATION

      3.1 For an initial term of twenty-five (25) years, NYSEG hereby grants to TELERGY So-Tier Right-of-Occupancy in, on, upon, under, across, along and through (hereinafter collectively referred "within") its Right-of-Way, the precise locations and path of which will be determined as set forth herein, for the construction, installation, operation, maintenance, repair, replacement, relocation, reinstallation and removal therein, thereon, thereover, thereunder or therefrom of a Fiber Optic Network, including the installation of the Backbone Network, Spurs and the Cornell Project as well as related equipment or Facilities, in accordance with the terms and conditions of this Agreement. NYSEG hereby grants TELERGY East, its successors and assigns, the right and option to extend the Initial Term of this Agreement in its entirety or with respect to all or any portion of the system, from the date upon which it would otherwise expire for up to two (2) consecutive Extension Periods of ten (10) years each.

      Nothing in this Agreement permits the installation of more than one System, except when making necessary repairs, including cable replacement. The aforesaid grants shall constitute Rights-of-Occupancy burdening the Right-of-Way to the extent set forth in this Agreement. Nothing herein shall be construed as to obligate NYSEG in any way to acquire any Rights-of-Way or other interests for TELERGY East, provided, however, that NYSEG agrees to provide Telergy East with access to any available Rights-of-Way that NYSEG may subsequently acquire in accordance with the terms and conditions of this Agreement.

      Although TELERGY East shall be entitled to additional Right-of-Occupancy, in accordance with the terms and conditions of this Agreement for its Spurs supplementing the Backbone Network


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and the Cornell Project as desired by TELERGY East for the design, engineering, construction, installation, operations, maintenance, repair, replacement, relocation reinstallation and removal therein, thereon, thereover, thereunder or therefrom of Spur, including the installation of fiber optic cable and related equipment for any Spurs, the precise path of the Spurs shall be mutually decided by the parties.

      TELERGY East shall have the right, in accordance with the terms and conditions of this Agreement, either upon the original installation or subsequently where necessary, to install multiple fiber optic cables within Right-of-Way contemplated herein along the Backbone Network, Spurs or portions thereof and the Cornell Project to accommodate additional capacity requirements, provided that available space exists for such multiple fiber optic cables.

      Where TELERGY East desires to construct the Fiber Optic Network in areas where NYSEG does not possess a fee simple interest in the property which contain its electric towers, NYSEG in such cases, hereby apportions such rights as it has to Telergy East, in accordance with the terms and conditions of this
Agreement: (i) to construct the System and the Cornell Project in the NYSEG Right-of-Way and (ii) to negotiate with the fee simple owners. The parties understand that TELERGY East is not obligated to construct any particular area and may decide to use non-NYSEG Rights-of-Way or facilities in certain locations. TELERGY East desires, but is not obligated to construct all or any portion of the System within any Right-of-Way along the NYSEG Right-of-Occupancy contemplated by this Agreement.

      The Right-of-Occupancy granted herein shall be non-exclusive, and shall be subordinated to all existing easements, rights, privileges, licenses, or grants or whatever nature heretofore given by NYSEG, which now exist and which affect the property NYSEG, including but not limited to drainage rights, streets, roadways, telephone lines, underground conduits, sewers, manholes, pipes or right-of-way. Provided further, and notwithstanding the other provisions of this Agreement, the parties recognize that NYSEG has the legal obligation to provide non-discriminatory access to all telecommunications providers and, as such, TELERGY East's Right-of-Occupancy to NYSEG Rights-of-Way, poles, towers, conduits, ducts and abandoned gas and propane air pipelines shall not be exclusive, however NYSEG shall not grant any third party rights to utilize Rights-of-Way that interferes with Telergy East's rights hereunder. If other telecommunications providers request access to NYSEG's Rights-of Way, for a particular NYSEG route for which TELERGY East has not already requested such access and agreed to pay the fees as set forth in Paragraph 5.1, then NYSEG reserves the right to grant any such other telecommunications provider to NYSEG's facilities, even if in granting such access, NYSEG would no longer have any space available on that particular route to permit further or additional telecommunication construction on that particular route. Further installation of Facilities shall be permitted only insofar as such installations meet with all legal, regulatory or governmental requirements and NYSEG Standards.

      3.2 NYSEG shall provide at its own expense one set of all reasonably requested copies of its Property Drawings with available indices for the designated path of the Backbone Network, any Spurs or the Cornell Project. Furnishing such drawings or materials however shall not be a guarantee of the accuracy or completeness by NYSEG, and TELERGY East agrees to hold NYSEG harmless from any claims by Telergy East or its agents arising from the inaccuracy or completeness of such drawings or materials.


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      3.3 NYSEG shall permit TELERGY East's employees, agents and contractors to enter Right-of-Way for the Backbone Network, any Spurs, and the Cornell Project on reasonable prior notice, which notice shall not be required to given more than three (3) business days for the purpose of surveying and inspecting the same and to make such engineering and other tests as may be necessary or advisable to enable TELERGY East to prepare plans for the location of Backbone Network, Spur, or the Cornell Project within any Right-of-Way and to determine the engineering and cost consideration with respect to construction of the System therein.

      NYSEG shall also provide TELERGY East reasonable access to available title documentation within NYSEG 's possession with respect to the Backbone Route and any Spurs, including easements or occupancy rights, if any, heretofore granted within any portion of such Right-of-Way, including any third-party rights, and other existing agreements with respect to the Right-of-Way and/or restrictions on NYSEG's right to use and occupy the same for the purposes intended by this Agreement, including without limitation, utility crossings.

      NYSEG shall further provide TELERGY East reasonable access to maps and other documentation within NYSEG's possession as may be sufficient to describe the identity and location of other users of the portions of the Backbone Network, any Spurs, or the Cornell Project, which TELERGY East may have under consideration for the installation or replacement of the System. If known to NYSEG, it shall notify TELERGY East of any outstanding adverse claims that have been or are made affecting any Rights-of-Way for which a Right-of-Occupancy has or may be granted and in which TELERGY East has identified for its use under this Agreement.

      3.4 Within ten (10) days of the date of this Agreement, NYSEG will provide to TELERGY East standard written engineering guidelines for construction plans and standard guidelines for determining position and location of TELERGY East `s Facilities. Any material deviations from such standard guidelines shall be subject to the written approval of NYSEG .

      3.5 The parties intend that to the extent it is reasonable and in accordance with applicable legal requirements, where TELERGY East installs fiber optic cable underground, it will place the cable near the perimeter of the Right-of-Way and the parties agree to work closely and reasonably to select a preferred route for the Right-of-Occupancy within any Right-of-Way.

      3.6 NYSEG agrees to participate with TELERGY East in a joint review of the preliminary route designation plans for the Right-of-Occupancy and in making reasonably necessary physical inspections of a Right-of-Way for the purpose of identifying problem areas, arriving at suitable alternatives, and defining final routes. Based upon such preliminary plans, physical inspections and other engineering data available to TELERGY East, it shall prepare and submit to NYSEG one (1) set of construction plans ("Working Drawings") for the System, which may be submitted either for the entire System or for designated Spurs. Working Drawings shall be submitted by TELERGY East to NYSEG 's Engineering Department not less than ten (10) days prior to TELERGY East's anticipated initiation of construction.

      Following each submission of such Working Drawings, NYSEG shall approve the same in whole or in part or raise any bona fide objections thereto in whole or in part which shall be stated in


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writing and shall include reasonable detail of any necessary modifications provided however, that NYSEG's approval shall be in accordance with the provisions of Article I and Paragraph 3.1. For purposes of this Agreement, a "bona fide objection" shall include any condition that will cause the unreasonable interference with NYSEG 's operations, pose an unreasonable hazard to NYSEG 's personnel, properties or facilities, or unreasonably limit the use of the Right-of-Way by NYSEG for power or gas transmission or distribution purposes. NYSEG agrees to review Working Drawings and to approve or raise bona fide objections thereto as soon as reasonably practical, but in no event later than five (5) days following receipt of each submission in NYSEG 's Engineering Department. Upon receipt of any such objections, TELERGY East shall either: (i) correct the Working Drawings in respect of which such objections were noted by making appropriate changes thereto, or (ii) advise NYSEG of any technical problems that may impede TELERGY East's ability to make the changes, and, in either event, shall resubmit them to NYSEG.

      Notwithstanding anything herein to the contrary, due to the accelerated construction requirements of the installation of the Backbone Network, the parties agree to exercise their best efforts consistent with NYSEG 's public service responsibilities to assure all Working Drawings for the Backbone Network are reviewed and approved by NYSEG no later than [***], and to ensure that Working Drawings for the Cornell Project are reviewed and approved by NYSEG no later than [***].

      Procedures and schedules for any necessary F.O.G. Wire installations on the Backbone Route will be developed jointly by NYSEG and TELERGY East, and each will exercise their best efforts to assure that all F.O.G. Wire installation(s) are completed as soon as practical.

      In addition to the Right-of-Occupancy apportioned or granted by NYSEG as described in this Articles I and III, NYSEG shall apportion or grant to TELERGY East, in accordance with the terms of this Agreement, Rights-of-Occupancy at each Regenerator or Junction, at locations along the path of the Backbone Network, any Spurs or the Cornell Project, the precise location of which shall be mutually approved, for the installation, maintenance, operation, repair, replacement and removal, at TELERGY East's sole cost and expense, of utilities required to service the System including auxiliary and primary power sources and water and sewer lines, for the use of TELERGY East. In furtherance of the foregoing, and when required by the utility company or municipality providing such services, NYSEG shall grant appropriate access and/or Right-of-Occupancy within the Right-of-Way, to the extent NYSEG's Right-of-Way Agreements permit the apportionment or grant of such access, to such utility company and/or municipality. Power sources installed by TELERGY East shall meet all applicable National Electrical Codes, and NYSEG regulatory and local-ordinance requirements.

                                   ARTICLE IV
                         SITES FOR NON-CABLE FACILITIES

      4.1 As requested by TELERGY East, NYSEG, where franchised, reasonable and in accordance with any applicable NYSEG Agreements, shall provide TELERGY East at the Regenerator Sites, metered electric service in accordance with all applicable tariffs (including any duty that TELERGY East may have to pay the cost of any such Facilities that exceeds the cost of


CONFIDENTIAL
[***] Confidential treatment has been requested with respect to material omitted on this page. The omitted portions have been filed separately with the Securities and Exchange Commission.


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what NYSEG may be required to provide pursuant to its tariff free of charge), the cost of which shall be paid by TELERGY East.

      4.2 TELERGY East shall be entitled, in accordance with the terms and conditions of this Agreement, to install its Regenerator Facilities for its System or the Cornell Project, along Rights-of-Way; provided, however that no Regenerator facility shall be located on any portion of such Rights-of-Way or other NYSEG property identified by NYSEG as unavailable due to a planned NYSEG use at such location. The location of such Regenerator Facilities shall be subject to NYSEG 's approval. Wherever possible, NYSEG agrees to use its best efforts to provide TELERGY East vacant land (a maximum of [***] feet by [***] feet in size) at or near power plants or substations identified by TELERGY East along the Backbone Network or any Spurs for use or such Regenerator Facilities, but only to the extent NYSEG has the right to apportion or grant such access and, provided further, any costs associated with the use of such vacant land shall be borne by TELERGY East.

                                    ARTICLE V
                                NYSEG DARK FIBERS

      5.1 In consideration of the granting of the Right-of-Occupancy within the Backbone Network Rights-of-Way, TELERGY East shall pay an annual fee of approximately $338 per pole for attachment for the initial construction of the Backbone Network which is approximately 92 miles from Binghamton to Syracuse. For Spurs, including the Binghamton and Ithaca Spurs, to be constructed or installed in the future, where TELERGY East uses NYSEG Right-of-Way, Conduit, ducts, abandoned gas or propane air pipelines (other than for the initial Binghamton to Syracuse run) for the purpose of installing Facilities as set forth in this Agreement, TELERGY East shall provide NYSEG with six (6) dark fiber strands along the entire length of any such Spur, excluding the Cornell Project, when such Spur is constructed or installed by TELERGY East on NYSEG's Rights-of-Way or in NYSEG owned or controlled ducts, Conduits or in abandoned gas or propane air pipelines and NYSEG the dark fiber shall be accepted as payment in kind, provided however that NYSEG shall not receive strands within the service entrance pipes used to access buildings by Telergy East . NYSEG shall have an irrevocable right to use ("IRU") such dark fibers and NYSEG shall have the right to utilize those fibers to satisfy its own internal communications needs, or may lease or transfer the dark fiber to parties (including those that compete with TELERGY East), or NYSEG"s Affiliates, and/or make any other lawful and proper use of the dark fiber as NYSEG may desire provided however that in the event NYSEG uses any portion of the dark fiber or its IRU for purposes other than its internal communications needs, NYSEG or the third-party transferee shall be required to pay maintenance fees and other standard charges as are then in effect at the time of such use.

      5.2 If TELERGY East shall utilize any of NYSEG 's distribution poles for the installation of any portion of TELERGY East's Fiber Optic Network, TELERGY East shall enter into the appropriate Pole Attachment Agreement and shall pay NYSEG 's then prevailing pole attachment charge, as filed by NYSEG with the Public Service Commission of the State of New York and NYSEG shall not be entitled to any dark fibers along any particular portion of the Backbone Network or any Spurs where TELERGY East pays NYSEG's standard pole attachment fees.

CONFIDENTIAL
[***] Confidential treatment has been requested with respect to material omitted on this page. The omitted portions have been filed separately with the Securities and Exchange Commission.


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      5.3 At its own expense, TELERGY East shall have the right to replace and upgrade the System due to changes in technology as long as NYSEG's use of its dark fiber is not adversely affected, and so long as there is space available.

      5.4 In the event NYSEG terminates Telergy East's use of any portion of any Right-of-Way due to a taking, condemnation or public utility requirement, Telergy East's obligation to provide dark fiber along the affected portion shall terminate without further liability or payment to NYSEG.

                                   ARTICLE VI
              CONSTRUCTION SCHEDULE, NOTICE, STANDARDS AND PERMITS

      6.1 TELERGY East shall furnish to NYSEG a proposed schedule of commencement and completion dates for construction of the Backbone Network within ten (10) days of the date of this Agreement. Said schedule shall not be binding on the parties but shall be an indication of proposed construction and installation.

      6.2 TELERGY East shall secure, at its expense, all necessary and final and unconditional approvals, permits and licenses (collectively referred to as "Approvals") from all governmental authorities and/or other parties having jurisdiction or approval rights in respect of the use and occupation of the Right-of-Way and the installation, operation and maintenance of the System within the Right-of-Occupancy, specifically including, without limitation, all required regulatory environmental approvals. If required by any local law, NYSEG agrees, upon request to cause its authorized officers or representatives to execute any applications or other documentation prerequisite to securing the Approvals. Environmental impact assessments or statements required, if any, shall be prepared by TELERGY East at its sole risk, cost and expense.

      6.3 Following the issuance of any necessary Approvals, TELERGY East, its employees, agents, contractors and/or subcontractors shall, in accordance with the terms and conditions of this Agreement, have the right to construct the System within any Rights-of-Way and shall obtain a Right-of-Occupancy in accordance with the Working Drawings.

      6.4 All access to areas in and around utility tower and pole areas, as well as power plants and substations shall be coordinated by NYSEG in accordance with TELERGY East's anticipated construction schedule.

      6.5 Except as herein otherwise expressly set forth, construction and installation of the Backbone Network, Spurs and the Cornell Project and the furnishing of all labor, materials and equipment necessary to construct and install the same, shall be at TELERGY East's sole expense. All such work shall be performed in a good and workmanlike manner and in compliance with all laws, ordinances, codes and regulations of any governmental authorities having jurisdiction thereover, subject, nevertheless, to TELERGY East's right in good faith and at its expense to contest any such laws, ordinances, codes or regulations and NYSEG's Standards or the application thereof to the System or TELERGY East's installation thereof; and, if required by law, NYSEG , at its discretion, may permit any such contest to be conducted in its name.

      6.6 TELERGY East shall be responsible for obtaining from private entities and/or public agencies any and all necessary easements, rights of way, licenses, permits, permissions, certifications or franchises to construct, operate and/or maintain its Fiber Optic Network or the Cornell Project or portions thereof on private or public property at the location of TELERGY East's Facilities. NYSEG agrees that it shall provide reasonable cooperation in connection with TELERGY East's efforts to obtain such necessary permits and consents.

      6.7 If NYSEG 's permission or consent in writing is required by a governmental or regulatory agency in conjunction with the processing or application by TELERGY East for such permits and consents, NYSEG shall provide same, provided, however, that NYSEG shall have the right to review and approve the terms and conditions, if any, that may be required or requested of NYSEG by said governmental or regulatory agency, which such approval shall not be unreasonably withheld.

      6.8 In conformance with the other terms and provisions of this Agreement, NYSEG does not warrant the validity or apportionability of any rights it may hold for TELERGY East to place its Facilities on private property. NYSEG will, upon written request by TELERGY East, provide available information and copies of any documents in its files pertinent to the nature of the rights NYSEG possesses over private property. The cost of providing such information and reproducing documents shall be borne by TELERGY East.

      6.9 Where TELERGY East determines that NYSEG has an Easement over a public or private right of way sufficiently broad under New York State law to permit TELERGY East's Right-of-Occupancy, it shall, in its sole discretion, make the determination whether to obtain an independent Easement from the property owner to place its Facilities. NYSEG shall have no duty to advise TELERGY East concerning its perceptions or beliefs concerning the issue whether TELERGY East has a lawful right of access to its poles, Rights-of-Way, ducts, Conduits and abandoned gas and propane air pipelines except that NYSEG shall be required to inform Telergy East of any known challenges to NYSEG's use or occupancy of any Right-of-Way, and shall further use its best efforts to advise Telergy East of any persons or entities with whom NYSEG has had or is aware of disputes involving real property interests of entering on property; otherwise it shall be TELERGY East's sole duty and responsibility to review NYSEG records to make such determinations.

      6.10 Except for maintenance, emergency situations or situations requiring expeditious action, whenever TELERGY East desires to use NYSEG's Right-of-Way to construct, install, repair, reinstall, replace, relocate or remove any part or portion of the System or its Facilities, TELERGY East shall submit written notice ("Entry Notice") three business days in advance to NYSEG . If, other than in an emergency, the proposed work shall require TELERGY East to disturb NYSEG 's operations, such Entry Notice shall include, as applicable, plans, including reasonable details and methods of the proposed construction, repair, replacement or other work. Such plans and the timing of all such work shall be subject to the consent and approval of NYSEG as provided in Paragraph 3.6. Prior to commencement of any cable installation, TELERGY East shall provide required notification to the respective local Underground Utilities Locating Service as is appropriate for that area.

      For and during the term of the Agreement, NYSEG shall not excavate for the purposes of longitudinal construction and/or insertion of cable or conduit within five (5) feet of the Running Line of the System other than for necessary gas and/or electric distribution or transmission purposes. Except for NYSEG System emergencies, all excavations within ten (10) feet of the Running Line of the System shall require not less than thirty (30) days prior written notice to TELERGY East and shall be coordinated with TELERGY East so as to prevent damage to the System and the disruption of transmission thereover. Moreover, NYSEG shall use its best efforts to minimize any disruptions of the System during the performance of any work by NYSEG or others within the restricted area.

      6.11 TELERGY East, at its sole risk, cost and expense, shall furnish all materials, construct, maintain, use, change or remove TELERGY East Facilities or any part thereof in accordance with the design and specifications on Working Drawings, in a prudent and workmanlike manner, in conformity with any applicable statutes, rules, orders, regulations and specifications of any public body having jurisdiction thereof and in conformity with NYSEG 's Standards and so as not to interfere with or endanger any property, operations, maintenance, or employees of NYSEG , or of other existing parties lawfully occupying or using the property of NYSEG .

      6.12 Except as otherwise provided herein, TELERGY East shall be responsible for any and all costs associated with the design, engineering, construction, installation and subsequent maintenance and operations of the System.

      6.13 TELERGY East , upon not less than three (3) working days prior notice to NYSEG, may during any period of construction and installation of the Backbone Network, any Spurs or the Cornell Project, following completion of construction thereof, in connection with post-construction cleanup activities, place inspectors, supervisors, or other reasonably necessary personnel on site for the protection of Telergy East's operation, property, Right-of-Way, or the property of others.

      In the event that TELERGY East shall require the use of NYSEG personnel at other than normal business hours, it shall reimburse NYSEG for payment by to NYSEG for any "shift differentials" for any such personnel or the excess of overtime pay for any such personnel over their normal compensation provided that Telergy East agrees in advance to such additional costs. In addition, TELERGY East shall pay for all pre-approved personnel to oversee the repair of damage to NYSEG 's facilities due to TELERGY East's or its subcontractors' negligence except work performed by NYSEG during construction.

      6.14 Following the completion of the initial construction of the Backbone Network, the operation, maintenance, repair, replacement, reinstallation, relocation and/or removal thereof shall be solely under the control and at the expense of TELERGY East, subject nevertheless to the provisions regarding Entry Notices as set forth above.

      6.15 The parties recognize that high voltage transmission wires may come into play with the construction and maintenance of some of TELERGY East's System. There are certain types of work that only "qualified electrical contractors" can perform (e.g., work within ten (10) feet of high tension wires) Provided further, in the event maintenance or construction of TELERGY East's Facilities requires NYSEG to deactivate pipes or lines, TELERGY East shall be responsible to pay NYSEG all costs associated therewith, including any lost revenues that NYSEG incurs as a result of such deactivation provided however that the parties shall meet and agree to the amount of any such lost revenues in advance..

                                   ARTICLE VII
              RELOCATIONS, SURVEY RECORDS, FACILITY LOCATION SIGNS

      7.1 In the event that a portion of NYSEG 's Right-of-Way occupied by TELERGY East is reasonably required (and not merely for NYSEG's convenience) by NYSEG or is required by regulatory or legal reasons in connection with NYSEG 's gas and/or electric business, NYSEG will exercise a best effort approach for the continued use of the Right-of-Occupancy of the Right-of-Way or alternate Right-of-Way by TELERGY East subject however to the other terms and conditions of this Agreement. However, where this is not appropriate, NYSEG will, subject to the terms and conditions of this Agreement, where feasible, with F.O.G. Wire supplied by TELERGY East, pull in, attach and make ready for TELERGY East connection, the F.O.G. Wire on the rebuilt/relocated sections of the Right-of-Way, and NYSEG shall be paid an appropriate fee for such services. TELERGY East, at its sole cost, assumes all responsibility for all installations, training, materials, splices and bypass necessary to relocate and/or reconnect the relocated portion of the System to the balance of the System and NYSEG shall not incur any cost and TELERGY East shall bear the entire cost associated with such required relocation or removal of Facilities by TELERGY East where such relocation and/or removal is reasonably required by NYSEG (and not merely for NYSEG's convenience) or is required by regulatory or legal reasons to be used in connection with NYSEG's gas and/or electric business. Additionally, TELERGY East agrees that such F.O.G. Wire shall meet NYSEG 's electrical and structural design requirements. In the event of such relocation, if the continued use of the Right-of-Way by TELERGY East is not appropriate, and if a F.O.G. Wire installation is not feasible and removal of all or a portion of TELERGY East's System from NYSEG's right-of-way is required, all responsibility for provision of the NYSEG dark fiber related to the portion affected by such removal may be terminated by Telergy East without further obligation to NYSEG..

      7.2 NYSEG shall make available survey records in its possession for inspection and/or reproduction by TELERGY East at TELERGY East's costs, subject to limitations of survey contracts, regulations or local laws. NYSEG however shall not be deemed to have guaranteed the accuracy of such standards.

      7.3 TELERGY East's, at its sole cost and expense, shall furnish, erect and thereafter maintain cable markers designating all TELERGY East underground Facilities. Such markers shall be installed at the edge of the Right-of-Way or some other location reasonably designated by NYSEG along centerline. The cable markers shall be placed in conformity with industry standards or as otherwise approved by NYSEG.

      If NYSEG is required by any municipal or public authority to relocate its Conduit System which contains TELERGY East Facilities and TELERGY East desires to relocate rather than use other Rights-of-Way, including those of third parties, TELERGY East shall pay its proportionate share of the total relocation costs. The cost shall include all relocation costs and tie up costs reasonably incurred under the circumstances at the usual rates recoverable by NYSEG in relocation projects.

      7.4 Should any portion of the Backbone Network, any Spurs or the Cornell Project installed by TELERGY East in NYSEG Right-of-Way be appropriated and/or acquired by condemnation or the power of eminent domain by any public or quasi-public authority, then the Rights-of-Occupancy hereby granted to the extent appropriated shall terminate, and NYSEG shall use its best efforts to make other Right-of-Way available to TELERGY East and, in any event, this Agreement shall otherwise remain in full force and effect.

      7.5 If any taking includes any portion of the System, TELERGY East's Facilities, or the Cornell Project, TELERGY East's interest in the System shall be severed from NYSEG's interest in such proceeding and the parties agree to have the condemnation awards specifically allocated between and payable in accordance with TELERGY East's interest, both physical and occupational, including any incremental value of an affected Right-of-Way by virtue of the installation of the System that is awarded, and NYSEG's interest, both physical and ownership rights. In addition, if permitted pursuant to applicable law, TELERGY East shall be entitled to make a claim for and receive the portion of the award attributable to either the entire amount if separately allocated or the proportionate share if combined in a lump sum award, the System and/or damages payable on account of System relocation expenses.

      To the extent it has knowledge, NYSEG shall notify TELERGY East immediately of any condemnation threatened or filed against any portion of the Backbone Network which includes TELERGY East's preliminary Network designation plan or could include any part of the System within a Right-of-Occupancy, and NYSEG further agrees not to sell or convey any portion of a Right-of-Occupancy on a Right-of-Way containing any Facilities to such acquiring authority in lieu of condemnation without prior notice to and approval by TELERGY East. Upon giving any such notice to TELERGY East, NYSEG shall, to the extent available to it, offer TELERGY East, without payment of any additional consideration therefor by TELERGY East, alternate contiguous areas within the Right-of-Way within which the Right-of-Occupancy may be relocated following such taking.

                                  ARTICLE VIII
                       CABLE INSTALLATION AND CONSTRUCTION

      8.1 Except for the initial Backbone Network which shall be installed primarily using above ground poles and towers, in all situations where possible and practical, cable shall normally be installed by TELERGY East underground, and in accordance with Working Drawings approved by NYSEG and with the construction standards as provided herein. Cables crossing under public roadways shall be at a location and depth as determined by state and local conditions, laws, regulations or orders of public authorities and NYSEG Standards and requirements. To the extent not preempted by state of local laws, regulations or orders, such installation shall also be in accordance with the approved Working Drawings and the construction standards as provided herein. Cables crossing over or under other existing public utilities shall be located and installed in accordance with local conditions, laws, regulations or orders of public authorities, NYSEG Standards and requirements and such requirements as may be required by the New York State Public Service Commission. If in the conduct of work, any changes or alterations, permanent or temporary, in existing pipelines, sewers, drains, conduits, fences, power, signal or communication lines or other utilities are necessary, such changes shall be made or caused to be made solely by TELERGY East and at TELERGY East's sole risk, cost and expense. Emergency cable installation, maintenance and repair methods shall comply with standards and policies to be developed by the parties; provided, however, in no event shall a TELERGY East emergency situation allow TELERGY East to damage other third party or NYSEG facilities such that such NYSEG or third party facilities would be required to be taken out of service.

      8.2 The rights of parties to whom NYSEG currently, or to whom NYSEG may in the future lease, license, or apportion any of the lands on which the Fiber Optic Network, System or Cornell Project will be installed shall be protected and TELERGY East, its contractors, agents and employees shall assume all responsibility for any damage actually done by TELERGY East, its contractors, agents and employees to lawns, gardens, shrubbery, fences, etc, and upon completing construction, TELERGY East shall restore the lands to substantially the same condition as before entering thereon, provided however that in the event NYSEG performs any such work, NYSEG shall assume all responsibility for compliance with the terms and conditions of this Agreement applicable to such NYSEG work. TELERGY East shall investigate and resolve any and all complaints arising from or in connection with such construction in an expeditious manner. TELERGY East shall not place any material on NYSEG property that is recognized by appropriate governmental authority as toxic/hazardous material, equipment and waste.

      8.3 TELERGY East shall comply with NYSEG 's construction standards and policies in the construction of the System. Any changes necessary to NYSEG 's overhead and underground facilities necessitated by this Agreement as reasonably determined by NYSEG will be made by NYSEG at TELERGY East's sole cost and expense.

                                   ARTICLE IX
                      NYSEG 'S EXPENSES AND EMPLOYEE COSTS

      9.1 NYSEG 's reasonable costs and expenses for any work performed at the request of TELERGY East pursuant to the terms hereof, including necessary construction in public right-of-way, shall be paid by TELERGY East within thirty
(30) days of the date of an accurate invoice including appropriate documentation. Such expenses of NYSEG shall be in accordance with NYSEG 's standard external billing practices. NYSEG shall present such expenses to TELERGY

East monthly for payment via an itemized invoice, together with supporting documentation of the incurred costs for the previous thirty (30) day period.

                                    ARTICLE X
                          INDEPENDENT CONTRACTOR STATUS

      10.1 NYSEG reserves no control whatsoever over the employment, discharge, compensation of or services rendered by TELERGY East's employees or contractors, and it is the intention of the parties that TELERGY East shall be and remain an independent contractor and that nothing herein shall be construed as inconsistent with that status or as creating or implying any partnership or TELERGY East between NYSEG and TELERGY East.

                                   ARTICLE XI
                                      TAXES

      11.1 TELERGY East shall pay all transfer taxes, documentary stamps, recording costs or fees, or any similar expense in connection with the recording or filing of any memoranda or short form of the Agreement describing the Right-of-Occupancy granted to TELERGY East hereby. TELERGY East further agrees that if it is determined by any state or local governmental authority that the sale, acquisition, license, grant, transfer or disposition of any part or portion of the Rights-of-Occupancy herein described requires the payment of any taxes, including but not limited to sales, use, real property, ad valorem, transfer gains taxes, or tax on the furnishing of utility services under any statute, regulation or rule, TELERGY East shall pay the same, plus any penalty or interest thereon, directly to said taxing authority, and shall hold NYSEG harmless therefrom; provided, however, TELERGY East said obligation to hold NYSEG harmless shall not apply to any penalty or interest due in respect of the delinquent payment of any such tax where the delinquency shall result due to NYSEG 's failure to promptly notify TELERGY East of the assessment and/or levy of such tax and/or the receipt of any invoice or bill in respect thereof.

      11.2 TELERGY East shall pay all annual or periodic real property, personal property, gross receipts, franchise tax or other taxes levied or assessed upon the Right-of-Occupancy, System or Facilities, or on account of their existence, and shall indemnify NYSEG against the payment thereof. TELERGY East shall be responsible for the filing of any and all returns or other filings in respect of such personal property taxes.

      11.3 To the extent that NYSEG is required to make any kind of submission or filing with any governmental or regulatory authority which could effect the amount of any tax that TELERGY East must pay pursuant to this Agreement, NYSEG shall coordinate such submission or filing, and the information contained therein, with TELERGY East. Further, NYSEG agrees that it shall provide TELERGY East prompt notice of the receipt of any notice of assessment in respect of the Rights-of-Way, or any portion thereof, which may include as an increment of the amount of such assessment a sum which is attributable to this Agreement and/or the System and/or the Facilities. TELERGY East shall have the right to protest any such levy or assessment in respect of any such tax or other fee or charge which TELERGY East is obligated to pay in accordance with the Agreement, or to make claim for refund, rebate, reduction or abatement of any of said taxes. Further, TELERGY East shall have the right to protest any assessment of which it has been given notice pursuant to this Article. NYSEG shall cooperate, where appropriate, with TELERGY East, at TELERGY East's cost and expense, in the prosecution of any protest regarding the assessment and/or levy or any claim for refund, rebate, reduction or abatement of said taxes.

      11.4 The Backbone Network, any Spurs, the Cornell Project, Facilities and the System installed on NYSEG 's Right-of-Way shall be and remain at all times the personal property of TELERGY East regardless of the manner or method of installation. The parties agree to execute all reasonable documentation requested to evidence such ownership.

                                   ARTICLE XII
                                     NOTICES

      12.1 Any notice to be given to NYSEG under this Agreement shall be sent by certified mail or overnight express delivery:

            (one copy each to):

            New York State Electric & Gas Corporation
            Corporate Drive
            Kirkwood Industrial Park
            Binghamton, NY  13902
            Attn: Michael Coppola

      and

            New York State Electric & Gas Corporation
            4500 Vestal Pkwy. East
            Binghamton, NY  13902
            Attn: Luke Mickum

      12.2 Any notice given to TELERGY East under this Agreement shall be sent by certified mail or overnight express delivery:

            (one copy each to):

            Telergy East,  LLC
            One Telergy Parkway
            East Syracuse, New York 13057
            Attn: President

            and

            Telergy, Inc.
            20 Corporate Woods Boulevard
            Albany, New York   12211
            Attn: General Counsel

Notice shall also be given to such other parties as may be designated in writing to the other party.

      12.3 Unless otherwise herein set forth, notices shall be sent, postage prepaid, either by registered or certified U.S. Mail, Return Receipt Requested, or by overnight express delivery service, and shall be deemed served or given when received by the addressee, as evidenced by the date of the Return Receipt or the receipt provided by the delivery service. In case of an emergency demanding immediate examination or repairs of the Facilities by NYSEG, notice shall be given by either party to the other in person or by telephone to the emergency response center designated in writing by each party to the other. Each party giving such notice shall follow up with written notice within three (3) business days.

                                  ARTICLE XIII
                         LIABILITIES AND INDEMNIFICATION

      13.1 To the fullest extent permitted by law, TELERGY East ("Indemnitor") agrees to defend, indemnify and save NYSEG , its agents and employees ("Indemnitee") harmless from and against any and all liabilities, cost, suit charge, expenses, claims, losses, damages, cause of action, bodily injury or death of any person whomsoever (including employees of the parties), or damage to any property, real and personal, including environmental damages, and economic damages to property of NYSEG, TELERGY East or other third parties legally on the Right-of-Way (whether owned, leased or licensed), including but not limited to TELERGY East's Facilities, and all costs and expenses, including legal expenses, incurred or sustained in enforcing this indemnification, caused by, arising out of or in any way connected with this Right-of-Occupancy or the construction, installation or subsequent operation, maintenance, repair, replacement, reinstallation, relocation or removal of TELERGY East's Facilities, unless such loss, injury or damage shall have resulted from the negligent act or omission to act of NYSEG or its agents, employees or contractors.

      13.2 To the fullest extent permitted by law, NYSEG agrees to defend, indemnify and save TELERGY East harmless from and against any and all claims, losses, damages, bodily injury or death of any persons whomsoever, including employees of the parties, or damage to any property, including property of NYSEG or TELERGY East or other third parties legally located on the Right-of-Way (whether owned, leased or licensed), including TELERGY East's Facilities and all costs and expenses, including legal expenses, incurred or sustained in enforcing this indemnification, caused by, arising from or growing out of (i) the negligent act or omission to act of NYSEG or its agents, employees or contractors, or (ii) TELERGY East having followed NYSEG 's express written instructions as to the manner, means or methods of performing any act.

      13.3 Either party ("Indemnitor") shall have the right to defend the other party ("Indemnitee"), by counsel of the Indemnitor's selection reasonably satisfactory to the other party ("Indemnitee"), with respect to any claims within the indemnification provisions hereof. The parties shall give each other prompt notice of any asserted claims or actions indemnified against, shall cooperate with each other in the defense of any such claims or actions and shall not settle any such claims or actions without the prior consent of the indemnifying party ("Indemnitor").

      13.4 Neither of the parties shall be liable to the other for special, consequential or exemplary damages (including, without limitation, any claims from any client, customer or patron of either party for loss of services) arising under this Agreement or from the breach of any of the provisions hereof.

      13.5 The obligations of the respective parties under this Article thirteen shall survive the expiration date in respect of any occurrences within the term.

                                   ARTICLE XIV
                                    INSURANCE

      14.1 From the commencement of the Work, through the term of this Agreement, TELERGY East shall provide at its own expense, insurance policies, issued by reputable insurance companies acceptable to NYSEG which meet or exceed the requirements listed herein:

            A. Workers Compensation and Employers Liability Insurance required by the State of New York. Coverage shall included the U.S. Longshoremen's and Harbor Workers Compensation Act and the Jones Act.

            B. Public Liability, covering all operations to be performed under this Agreement, with minimum limits of:

            -     Bodily Injury           $1,000,000/$1,000,000
            -     Property Damage         $ 500,000 /$ 500,000

                              OR

            -     Combined Single Limit   $1,000,000

                              OR

            -     BI & PD per occurrence  $1,000,000
            -     General Aggregate and
                  Product Aggregate       $2,000,000

      14.2 This policy shall include Contractual Liability, Products-Completed Operations and Explosion, Collapse and Underground (XCU) coverage. If the Products-Completed Operations coverage is written on a Claims-made basis, coverage shall be maintained continuously for at least two (2) years after final acceptance of the work.

14.3 Automobile Liability, covering all owned, non-owned and hired vehicles used in connection with the work to be performed under this Contract with minimum limits of:

            -     Bodily Injury                 $300,000/$500,000

            -     Property Damage               $100,000

                              OR

            -     Combined Single Limit         $500,000

      14.4 Protective Liability Policy in the name of NYSEG covering all work performed under the contract, with limits as specified in Section 14.1. In lieu of providing this coverage, TELERGY East may include NYSEG as an additional insured under the public liability policy to provide coverage for, but not limited to, the liability arising out of the TELERGY East's work under this Agreement.

      14.5 Watercraft Liability, if the Work requires the use of watercraft, with the same limit of liability of not less than $1,000,000 combined single limit.

      14.6 Aircraft Liability, if Work requires the use of aircraft, with a limit of liability of not less than $1,000,000 combined single limit.

      14.7 At the request of NYSEG , TELERGY East shall provide Professional liability coverage with a limit of liability to be determined by NYSEG 's Risk Management Department.

      14.8 In the event TELERGY East uses subcontractors in connection with this Agreement, it shall require all subcontractors to provide the same insurance coverage as required in Article XIV herein.

      14.9 Prior to starting work, TELERGY East shall promptly provide NYSEG with the original Owner's Protective Liability policy and (a) Certificate(s) of Insurance for all other coverages required herein at the following address:

                  NYSEG
                  ATTN:  Risk Management
                  _________________________________
                  _________________________________
                  _________________________________

      Such certificates, and any renewals or extensions thereof, shall provide that at least thirty (30) days prior written notice shall be given to NYSEG in the event of any cancellation or diminution of coverage.

      14.10 Reservation of Liens - If any policy should be canceled prior to the period set forth in this Agreement, and the TELERGY East fails immediately to procure other insurance as specified herein, NYSEG reserves the right to procure such insurance and to charge the cost to TELERGY East.

      14.11 TELERGY East shall furnish NYSEG with copies of any accident reports sent to TELERGY East's insurance carriers covering accidents occurring in connection with or as a result of the performance of work under this Agreement.

      14.12 TELERGY East shall furnish NYSEG with a certificate of such insurance and of renewals thereof prior to the expiration of any such policy(ies) and shall name NYSEG as an additional insured under its respective policy(ies), if any.

      14.13 All insurance shall be effected by valid and enforceable policies issued by insurers of responsibility and licensed to do business in the State of New York, such responsibility and the insuring agreements to meet with the reasonable approval of NYSEG and TELERGY East. The limits of the policies required hereunder shall be increased from time to time by agreement of the parties to meet changed circumstances including, but not limited to, changes in the purchasing power of the dollar and the course of plaintiff's verdicts in personal injury actions; provided, however, such limits shall not be increased more frequently than every five (5) years. In recognition of the potential for changes in the insurance market and the availability and cost of insurance, the parties hereby expressly agree that, in the event that either (i) the insurance required of either party hereunder shall cease to be available (either as to limits or coverages) or (ii) such insurance shall be available only at excessive cost, the parties shall agree upon alternative policy limits and/or coverages, as well as appropriate levels of self-insurance for both parties.

      14.14 Nothing in this Article XIV shall be construed as to prevent TELERGY East from satisfying its insurance obligations pursuant to this Agreement under a blanket policy or policies.

                                   ARTICLE XV
                                      LIENS

      15.1 In the event that any property of NYSEG shall become subject to any mechanics, artisan or materialmans liens chargeable to or through TELERGY East, it shall promptly cause such lien to be discharged and released of record, by payment, posting of bond, court deposit or other means, without cost to NYSEG and shall indemnify NYSEG against all costs and expense, including reasonable attorneys' fees, reasonably incurred in discharging and releasing such lien; provided, however, that if any such lien is not so discharged and released within thirty (30) days after notice thereof by NYSEG to TELERGY East, or within such shorter period as shall be mandated under applicable local law, then NYSEG may pay or secure the release or discharge thereof at the expense and cost of TELERGY East.

      15.2 Subject to the other terms and conditions of this Agreement, NYSEG shall keep TELERGY East Facilities free and clear of all liens or other encumbrances which arise in any way from or as a result of NYSEG 's activities and cause any such liens or encumbrances which may arise to be discharged or released of record as provided in this Article within thirty (30) days after notice thereof by TELERGY East to NYSEG , or within such shorter period as shall be mandated under applicable local law, then NYSEG may pay or secure the release or discharge thereof at the expense and cost of TELERGY East.

      15.3 Nothing herein shall preclude TELERGY East and/or NYSEG as the case may be from contesting any such lien or the contract or action upon which the same arose after the same shall have been bonded as described above.

      15.4 TELERGY East hereby recognizes and agrees that this Agreement shall be subject and subordinate to the provisions of the first mortgage indenture dated October 1, 1937, as amended, from NYSEG 's predecessor, Central New York Power Corporation, to the Marine Midland Trust Company of New York, now Marine Midland Bank, N.A., as Trustee. Notwithstanding such subordination, except for the NYSEG Capacity, NYSEG hereby recognizes and agrees that the System shall be and remain at all times the personal property of TELERGY East and the System shall at no time be or become subject to or collateral under said first mortgage indenture.

                                   ARTICLE XVI
                                   AMENDMENTS

      16.1 Each party shall be responsible for its own costs, including legal fees, incurred in negotiating or finalizing this Agreement.

      16.2 Neither this Agreement nor any term or provision hereof can be amended, waived, modified, supplemented, discharged or terminated, except by an instrument in writing signed by the party against which enforcement thereof is sought.

      16.3 This Agreement and any amendment, modification, waiver or supplement hereto may be executed by the parties hereto on separate counterparts, each of which when so executed and delivered shall be an original for all purposes, but all such counterparts shall together constitute but one and the same instrument.

                                  ARTICLE XVII
                                   PROCEDURES

      17.1 TELERGY East's Facilities shall be placed, maintained, relocated or removed in accordance with NYSEG's Standards, including but not limited to the current editions of NYSEG 's Underground Standards for Construction, the National Electric Code (NEC), the National Electrical Safety Code (NESC), Rules and Regulations of the Occupational Safety and Health Act (OSHA) and any governing authority having jurisdiction. Where a difference in specification may exist, the more stringent shall apply. TELERGY East's Facilities shall not physically, electronically or inductively interfere with NYSEG 's Conduit System or other Facilities.

      17.2 NYSEG reserves the right to specify the type of construction standards required in situations not otherwise covered in this Agreement. In such cases, NYSEG will in its discretion furnish to TELERGY East written material which will specify and explain the required construction. Subject to Paragraph 17.1, TELERGY East shall have the right to select the type of fiber optic cable to be installed.

      17.3 At TELERGY East's discretion, Facilities installation may be performed by NYSEG, NYSEG 's designated contractor, or TELERGY East or its subcontractor, following completion of Make-Ready Work and delivery of Facilities by TELERGY East to NYSEG. TELERGY East shall have the right to conduct testing of its Facilities in accordance with mutually agreed-upon standards (which will be provided and agreed upon prior to installation) following the completion of fiber optic installation to insure that agreed-upon design specifications have been met. Splices in TELERGY East fiber optic cables shall be located only in manholes, pull boxes or handholes.

      17.4 TELERGY East shall be responsible for any problems from or in its Facilities, excepting such as may have been caused by the negligence of NYSEG as provided for herein.

      17.5 Should NYSEG for its own requirements (other than those imposed by regulatory or legal rules, orders and requirements as contemplated in Section
7.1 of this Agreement), need to install additional conduit, gas or other facilities or modify such conduit, gas or other facilities in which TELERGY East has a Right-of-Occupancy, NYSEG shall notify TELERGY East and if Telergy East desires to utilize additional Rights-of-Way associated with NYSEG's installation of additional conduit, gas or other facilities, NYSEG shall pay the costs of such relocation Notification of any relocation by NYSEG shall be given in writing not less than thirty (30) days before any such modification except in emergency situations, and TELERGY East shall have the option either to (i) relocate at NYSEG's costs unless the relocation is required as contemplated in
Section 7.1, or (ii) terminate its use of such facilities and the payment of dark fiber along the area subject to relocation without further liability to NYSEG. NYSEG agrees that whenever it performs construction related activities or installs, or upgrades underground conduit or gas facilities or with respect to installations through building entrances, it will notify TELERGY East in advance so that TELERGY East can simultaneously install fiber or conduit for its System under proportionate cost sharing arrangements to be agreed upon by the parties.

      17.6 All maintenance work for Facilities of TELERGY East shall be the responsibility of TELERGY East. Recognizing that time may be of the essence, upon a request from TELERGY East to perform maintenance with respect to NYSEG 's facilities where maintenance is required on NYSEG facilities and such lack of maintenance is interfering with TELERGY East Facilities, NYSEG shall investigate reported interruptions of TELERGY East Facilities, within a reasonable time frame. Repair or restoration of failed Facilities will be dictated by investigated findings. At TELERGY East's discretion TELERGY East, or its designated contractor will perform all work necessary for repair or restoration of its Facilities. NYSEG 's inspector shall have the right to be present and oversee TELERGY East's repair activities, and to terminate such activities when, in the inspector's discretion, said activities pose a danger to NYSEG 's facilities. Notwithstanding the foregoing provision, NYSEG agrees that if a contractor or subcontractor is designated for maintenance work required to repair and restore service interruptions of TELERGY East's Facilities, a qualified telecommunications maintenance company selected by TELERGY East shall be granted access to the affected Right-of-Way under such reasonable terms and conditions as may be set by NYSEG, for the purpose of restoring service interruptions within such fixed period of time as may be necessary under the circumstances. NYSEG agrees to have supervisory personnel available within such period of time in order to supervise the maintenance work required to repair and restore service interruptions. TELERGY East shall have the right, subject to NYSEG 's availability, to inspect its Facilities periodically, upon three (3) days advance written notice to NYSEG. Such inspection costs shall be borne solely by TELERGY East.

                                 ARTICLE XVIII
                             LIABILITY AND DAMAGES

      18.1 NYSEG reserves to itself, its successors and assigns, the right to relocate and maintain its Right-of-Way, Conduit, duct and all of its facilities and to operate its facilities in conjunction therewith in such a manner as will best enable it to fulfill its own service requirements, with costs associated with such relocations to be paid as set forth in Sections 7.1 and 17.5 of this Agreement, provided however that once Telergy installs any portion of its Fiber Optic Network, System or the Cornell Project in Right-of-Way pursuant to this Agreement, NYSEG shall not be entitled to interfere with the operation of the Network except as expressly provided in this Agreement. In emergency situations, TELERGY East shall be required to act immediately where practicable to coordinate any emergency responses with NYSEG, including but not limited to any expedited removal or relocation of TELERGY East Facilities that may be required in such emergency.

                                   ARTICLE XlX
                         TERMINATIONS OF AUTHORIZATIONS

      19.1 In addition to rights of termination provided to NYSEG under other provisions of this Agreement, NYSEG shall have the right to terminate a Right-of-Occupancy granted pursuant to the provisions of this Agreement where:

      a. TELERGY East' Facilities are maintained or used in violation of any law or in aid of any unlawful act or undertaking, or

      b. TELERGY East ceases to have authority to construct and operate its System on public or private property covered by the Right-of-Occupancy; or

      c. TELERGY East fails to comply with any of the terms and conditions of this Agreement or defaults in any of its obligations thereunder.

      d. TELERGY East Facilities occupy NYSEG 's Right-of-Way without having first been issued a Right-of-Occupancy therefor; or

      e. TELERGY East Facilities or Right-of-Occupancy are used by others not a party to this Agreement (excluding TELERGY East's customers, carriers and lessees) without the prior written consent of NYSEG, which consent shall not be unreasonably withheld, provided, however, that a lawful successor of TELERGY East under the LLC Operating Agreement shall be deemed a party to this Agreement.

      f. TELERGY East's Right-of-Occupancy can be terminated by NYSEG wherever and whenever a governmental agency requires the same, in which case NYSEG will return TELERGY East's Facilities to TELERGY East and at TELERGY East shall remove the same at its expense less any otherwise proper credits accruing to TELERGY East.

      g. TELERGY East's insurance carrier shall at any time notify NYSEG that the policy or policies of insurance as required in Article V (1) will be or have been canceled or amended so that those requirements will no longer be satisfied; or

      h. any authorization which may be required by any governmental or private authority for the construction, operation and maintenance of TELERGY East's Facilities in the Conduit System is denied, revoked or canceled.

      19.2. Notwithstanding the above, TELERGY East shall have the right to cure the above stated defaults within thirty (30) working days of written notice by NYSEG to TELERGY East of said default. Upon receipt of said written notice, TELERGY East shall notify, within five (5) working days, NYSEG of its intention to cure the default within the said 30-day period set forth above. If TELERGY East fails to give such five days notice or if TELERGY East advises NYSEG that it does not intend to cure, then TELERGY East shall be deemed in default and the thirty (30) working-day period for cure shall not apply.

      19.3 In the event NYSEG's desires to abandon property utilized by Telergy East, NYSEG may at any time terminate a portion of the Right-of-Occupancy upon the earlier of written notice to Telergy East to be given six (6) months in advance or as soon as NYSEG decides to abandon any such property in accordance with any applicable regulatory or legal requirements, which notice shall specify that East, that NYSEG no longer requires the underlying Right-of-Way for its own public utility purposes for whatever reason, or the affected portion thereof, for its own electric and gas purposes. NYSEG will, on a best efforts basis, attempt to provide other Right-of-Way or Facilities to meet TELERGY East's needs, however, Telergy East will be required to relocate its Facilities in other NYSEG or third party Right-of-Way within be six (6) months from the date of notification at Telergy East's sole cost. In the event of termination of any of TELERGY East authorizations hereunder, TELERGY East will remove or abandon, TELERGY East's Facilities within ninety (90) days of the effective date of the termination; provided, however, that TELERGY East shall be liable for and pay all fees and charges (including dark fiber) pursuant to provisions of this Agreement to NYSEG until the expiration of the 90 day period or TELERGY East Facilities are actually removed, abandoned or maintenance is taken over by NYSEG, whichever comes first and provided further that each party shall be required to perform any and all obligations under this Agreement until such time. NYSEG shall have the right to remove such Facilities at TELERGY East's expense and without any liability on the part of NYSEG for damage or injury to such Facilities or interruption of

TELERGY East's services except for liability for damage or injury to such Facilities caused by the negligence of NYSEG or its agents or employees.

                                  ARTICLE XXI
                            MISCELLANEOUS PROVISIONS

Disputes. It is the intent of the parties that disputes which may arise between them, or between employees of each, be resolved as quickly as possible, and may, in certain instances, involve decisions made on the spot. When such resolution is not possible, and depending upon the nature of the dispute and the phase of installation of the Facilities and System, the parties agree to seek to resolve such disputes, insofar as they do not constitute a breach or default under this Agreement, in the manner set forth in this section.

Headings. The Article headings in this Agreement and the Table of Contents hereof are for convenience of reference only and shall neither be deemed to be a part of this Agreement nor modify, define, expand or limit any of the terms or provisions hereof. All references to numbered or lettered Articles or Sections, unless otherwise indicated are to Articles or Sections of this Agreement. Words and definitions in the singular shall be read and construed as though in the plural and vice versa, and words in the masculine, neuter or feminine gender shall also be read and construed as though in either of the other genders.

Mergers. Neither party shall be prohibited by the terms of this Agreement from undertaking any merger or acquisition activity whether voluntary or involuntary, and all such activity shall not hinder, impede, alter or vary the terms, conditions and covenants of this Agreement. The parties agree that neither shall proceed against the other by litigation or otherwise before the offending party has had notice of and reasonable time and opportunity to respond to and/or cure any breach or default hereunder; and, for purposes of this Agreement, a reasonable time to cure any breach or default shall be deemed to be fifteen (15) days after notice, in the case of a monetary default; sixty (60) days after notice in the case of a non-monetary default, unless the nature of the default in question is such that it is not reasonably susceptible of being cured within such 60-day period, then if the curing thereof shall not have commenced within such period and shall not thereafter be prosecuted to completion with reasonable diligence. Any waiver by either party at any time of any of its rights as to anything contained herein shall not be deemed to be a waiver of the same or similar right at a subsequent time.

Representations. Except as otherwise provided, each of the parties represents, warrants and covenants to the other that: (i) it has full right and authority, including any requisite corporate and governmental approvals, to enter into and to perform its respective obligations under this Agreement; (ii) the execution of this Agreement is not violative of its charter, by-laws or any laws or regulation by which it is bound or to which it subject; (iii) no litigation or governmental proceeding is pending or threatened which might adversely affect this Agreement, the transactions contemplated by this Agreement, or the rights of the parties hereunder.

Contingencies. TELERGY East's and NYSEG 's performance under this Agreement are contingent upon a favorable determination by the New York Public Service Commission and any authorized Federal or State agency, which determination shall not be subject to appellate review. In the event that the necessary approvals are not obtained on or before October 31, 1998, either party shall have the option of terminating this Agreement by written notice to the other party pursuant to the Notice provisions set forth in Articles 12.1 and 12.2. Except for a termination for failure to obtain PSC Approval or a breach by NYSEG, TELERGY East shall reimburse NYSEG for all costs incurred in connection with the termination of this Agreement.

Force Majeure. Any failure of either party to perform its obligations under this Agreement shall not be a breach of this Agreement if such failure results from Acts of God, governmental action that did not result from wrongdoing by the party involved in such governmental action, omissions of third parties when such omissions did not occur due to action or inaction or the party failing to perform, or labor strikes or walkouts that could not reasonably be avoided by the party subject to such labor strike or walkout.

No Waiver. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to sue on any or all other remedies. Said rights and remedies are given in addition to any other rights such party may have by law, statute, ordinance or otherwise, except as such remedies are expressly limited in this Agreement.

      Any provision of this Agreement which is invalid, illegal or unenforceable in any manner in any jurisdiction shall be, as to such jurisdiction, ineffective to the extent of such invalidity, illegality or unenforceability without in any ways affecting the validity, legality or enforceability of the remaining provisions hereof, and any such invalidity, illegality or unenforceability in any jurisdiction shall not invalidate or in any way affect the validity, legality or enforceability of such provision in any other jurisdiction.

Assignment, Subletting and Other Transfers. TELERGY East shall not assign, sub-license, sublet or transfer ("Assignment") any authorization granted herein, and such authorization shall not inure to the benefit of TELERGY East's successors or assigns without the prior written consent of NYSEG, except as provided in the LLC Operating Agreement, and, where necessary upon approval from the Public Service Commission. In the event of any such assignment, the provisions of this Agreement shall apply to and bind the TELERGY East's successors and assigns.

Compliance with Applicable Laws. NYSEG and TELERGY East shall at all times observe and comply with the provisions of this Agreement, and such provisions are subject to all laws, ordinances, contracts and regulations which in any manner affect the rights and obligations of the parties herein.

Other Agreements. Nothing contained herein shall be construed as a limitation, restriction, or prohibition against NYSEG with respect to any Right-of-Occupancy agreements and arrangements which NYSEG has entered into, or may in the future enter into, with others not covered by this Agreement, except that Right-of-Occupancies existing at the time of such future grants of Right-of-Occupancy to NYSEG Right-of-Way, agreements or arrangements shall not interfere with or be subordinated to the rights of any subsequent third parties. The rights of TELERGY East shall at all times be subject to such existing Right-of-Occupancy agreements or arrangements, and all future Rights-of-Occupancy shall be subject to Telergy East's rights hereunder. NYSEG, in negotiating and entering into any such future Right-of-Occupancy, agreements and/or arrangements, shall not diminish the Right-of-Occupancy of TELERGY East, as provided for in this Agreement.

      Notwithstanding any other provision of this Agreement, TELERGY East as a common carrier, shall have the right, subject to the terms and conditions of this Agreement, to permit TELERGY East's customers to use a portion of the capacity or fiber on TELERGY East's Facilities.

Entire Agreement.. This Agreement constitutes the entire agreement between the parties with regards to TELERGY East's use of NYSEG 's system. It may not be modified or amended nor may any obligation of either party be changed or discharged except in writing signed by the duly authorized officer or agent of the party to be charged. Prior written notice of changes in any applicable pole rates (to be approved by the Public Service Commission) shall be given to TELERGY East five (5) days advance of any such filing with the Public Service Commission.

Governing Law. This Agreement shall be governed by, and interpreted according to, the laws of the State of New York, without giving effect to the principles of conflicts of law. No claim, demand, action, proceeding, arbitration, litigation, hearing motion or lawsuit arising from, related to, or connected with this Agreement shall be commenced or prosecuted in any jurisdiction other than the State of New York, and any judgment, determination, order, finding or conclusion reached in any other jurisdiction shall be null and void between the parties hereto.

Bankruptcy. Subject to the rights of the principles of the TELERGY East, in the event that either of the principles of TELERGY East is involved in a bankruptcy as defined in Article II of this Agreement, or in the event that the interest of the TELERGY East in the System becomes the subject of garnishment, attachment or tax lien proceeding, and in the further event that such a petition and/or proceeding shall not be quashed or removed within thirty (30) days after filing, service or levy, whichever first occurs, NYSEG shall have the right and option within thirty (30) days after the expiration of such thirty (30) day period to purchase "proportionately the interest encumbered as the "computed" value payable in cash within that thirty (30) day period.

      "Proportionately" shall mean that portion of the undivided interest in the property involved in such bankruptcy, garnishment, attachment or tax lien proceeding, which the undivided interest owned by a TELERGY East bears to all of the undivided interest in the subject property other than that involved in such bankruptcy, garnishment, attachment of tax lien proceeding.

      "Computed value" shall mean the value of the undivided interest in the subject property as computed by the regularly retained certified public accountants of the TELERGY East. Such computation shall be binding and conclusive upon the parties absent manifest error.

Binding Agreement. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their lawful respective successors and assigns.

Acts In Furtherance. NYSEG and TELERGY East each agree to do such other and further acts and things, and to execute and deliver such additional instruments and documents, not creating any obligations, or imposing any expenses, additional to those otherwise created or imposed by this Agreement, as either party may reasonably request from time to time whether at or after the execution of this Agreement, in furtherance of the express provisions of this Agreement.

Environmental Hazard Liability. NYSEG agrees to promptly inform TELERGY East of any such hazardous or toxic waste areas, whether or not designated as such by the Environmental Protection Agency or any other similar federal, state or local authority, of which NYSEG 's Environmental Affairs Department, Syracuse, New York, has knowledge of or of which such Department may subsequently learn with respect to the Backbone Route. NYSEG agrees to defend, indemnify and hold TELERGY East harmless from any and all claims, fines and actions arising out of the existence of any such hazardous or toxic waste areas or the obligations which may now or hereafter be imposed, statutory or otherwise, to remove therefrom or otherwise neutralize or contain, any such toxic or hazardous substances, unless such liability is: (i) created by a release by TELERGY East or its contractors or subcontractors excluding NYSEG of a toxic or other hazardous substance into the environment, (ii) created by TELERGY East's disturbance of a pre-existing condition within the Right-of-Way of which TELERGY East had knowledge provided that NYSEG shall disclose to TELERGY East all such pre-existing conditions within the Backbone Route known to NYSEG , or (iii) created by TELERGY East's disturbance of a pre-existing condition within the Right-of-Way where the condition was not previously known by NYSEG and was not created by a disturbance by NYSEG.

      Upon learning of any such hazardous or toxic waste areas within which the Right-of-Occupancy is intended to be or is located, NYSEG shall, within thirty
(30) working days, to the extent available to it, offer TELERGY East, without payment of any additional consideration therefor, alternate contiguous areas within which the Backbone Route may be relocated to avoid such hazardous or toxic waste areas.

      In the event TELERGY East discovers, or has knowledge of hazardous or toxic waste areas, whether or not designated as such the Environmental Protection Agency or any other similar federal, state or local authority, it shall immediately stop work if discovered during construction, and notify the Director of NYSEG 's Environmental Affairs Department in Binghamton, New York.

      In Witness Whereof, the parties hereto have executed this Agreement in duplicate on the date and year first above written.


WITNESS  (ATTEST)             NEW YORK STATE ELECTRIC & GAS CORPORATION


_______________________       By:_______________________________________

                              Name:_____________________________________

                              Title: _____________________________________

WITNESS  (ATTEST)             TELERGY EAST, LLC


_______________________       By:_________________________________________

                              Name:_______________________________________

                              Title: ________________________________________